FOR IMMEDIATE RELEASE

Sutor Technology Group Limited Reports

Fiscal Year 2012 Financial Results

CHANGSHU, China, September 14, 2012 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the fiscal year ended June 30, 2012.

Fiscal year 2012 results highlights:

	FY2012	FY2011	Change
Revenues (million):	$531.6	$431.7	23.1%
Gross profit (million)	$41.7	$40.5	3.0%
Net income (million)	$12.1	$14.6	-17.1%
EPS	$0.30	$0.36	-16.7%

For the fiscal 2012 fourth quarter, Sutor generated revenue of approximately $183.6 million, net income of $3.3 million and EPS of $0.08. Sutor’s fiscal 2012 fourth quarter results significantly improved over its fiscal 2012 third quarter results where it generated revenue, net income and EPS of $109.9 million, $1.2 million and $0.03, respectively. The substantial sequential quarterly improvement demonstrates the Company’s strengths and resilience during difficult economic times when the Chinese and global economies have experienced high volatility and undergone significant changes. We believe Sutor’s business will continue to remain strong and competitive because our products are used in a variety of sectors such as construction, infrastructure, household appliances, solar water heaters, information technology and medical instruments. We aim to further diversify our customer base and better position our Company to take advantage of the growing demand for our products.

We are in the process of completing the construction of our new 500,000 metric-ton (MT) cold-rolled production line. We expect this line to be completed and begin initial production in fiscal year 2013. At full capacity and demand, this new line could generate more than $300 million in external sales revenue at today’s prices. However, as part of Sutor’s integrated production process, a large portion of the production will be used internally to create additional value added products, with the goal of improving our profitability. Currently, Sutor has 500,000 MT of annual acid-pickled capacity, 250,000 MT of cold-rolled capacity, 700,000 MT of hot-dip galvanization capacity as well as additional pre-painted galvanized steel and steel pipe production capacity. Therefore, we believe the addition of the new 500,000 MT of cold-rolled capacity will further optimize the Company’s integrated production facilities.

During fiscal 2012 fourth quarter, we repurchased 105,455 shares of the Company’s common stock. As of August 31, 2012, we have bought back an aggregate of 590,838 shares of common stock at the average buyback price of approximately $1.10 per share. We intend to continue to buy back our stock.

Ms. Lifang Chen, Chairwoman and CEO of Sutor, commented, “We are pleased that despite the challenging economic conditions in China and abroad, we generated record revenue and have continued to grow our business by developing new products, increasing our customer base, and by establishing a joint venture, and therefore positioned our Company well for sustainable growth in fiscal 2013 and beyond.”

Ms. Chen concluded, “We believe our stock is extremely undervalued. Although factors like investors’ sentiment and macro-economic conditions are beyond our control, we are doing everything we can as a public company to restore investor confidence. We have taken steps to strengthen our internal control procedures, engaged a top five globally-ranked audit firm, maintained a complete Board of Directors of both U.S. and Chinese experts, retained a reputable U.S. law firm as our legal counsel, and hired a U.S. based IR firm to improve shareholder communications. We encourage investors to visit our website for additional corporate news and to learn more about our Company. We’ll continue to explore all options to protect and maximize shareholder value.”

Fiscal Year 2012 Results

Revenue. For the fiscal year ended June 30, 2012, revenue was $531.6 million compared to $431.7 million last year, an increase of approximately 23.1% due to increased sales volume. Total sales volume in metric tons increased approximately 18.0% in fiscal year 2012 as compared to fiscal 2011, which reflected higher capacity utilization of our production facilities. Production of hot-dip galvanized steel was up 31.1% in fiscal 2012 as compared to fiscal 2011 due to growing market demand for these products. Although lately investments in construction and infrastructure in China have slowed down, other sectors of the Chinese economy grew from fiscal 2011 to 2012 due to significant growth in the durable product replacement markets, demographic changes and urbanization trends in China which, we believe, create long-term and relatively stable demand for Sutor’s fine finished steel products.

On a geographic basis, revenue generated from customers based outside of China was $60.1 million, or 11.3% of total revenue, for fiscal year 2012, as compared to $62.2 million, or 14.4% of total revenue, for fiscal year 2011. The decrease was mainly attributable to overall weak global economies which reduced near-term demand for our fine finished steel products.

Gross profit and gross margin. Gross profit increased $1.2 million to $41.7 million in fiscal year 2012 from $40.5 million in fiscal year 2011. Gross margin was approximately 7.8% in fiscal year 2012, as compared to 9.4% in fiscal year 2011. The decrease in gross margin was mainly due to changes in the mix of products sold in fiscal 2012. In fiscal 2012, we sold more acid-pickled steel but less pre-painted galvanized steel. Acid-pickled steel has a lower gross margin than pre-painted galvanized steel. In addition, gross margin was affected by lower exports sales in fiscal 2012 as compared to fiscal 2011. Of note, gross margin for our exported products was approximately 13.3% as compared to approximately 7.3% for our domestic sales.

Total operating expenses. Our total operating expenses increased $2.7 million to $18.0 million in fiscal year 2012 from $15.3 million in fiscal year 2011. As a percentage of revenue, our total operating expenses decreased to 3.3% in fiscal year 2012 from 3.5% in fiscal year 2011 as the increase in revenue outpaced the increase in total operating expenses due to operating leverage.

Selling expenses. Our selling expenses decreased $0.3 million to $7.2 million in fiscal year 2012 from $7.5 million in fiscal year 2011. As a percentage of revenue, our selling expenses were 1.3% in fiscal 2012 as compared to 1.7% in fiscal 2011. The decrease in selling expenses was primarily due to lower international sales and our effective cost control measures.

General and administrative expenses.  General and administrative expenses increased $3.0 million to $10.8 million, or 2.0% of revenue, in fiscal year 2012, as compared to $7.8 million, or 1.8% of revenue, in fiscal year 2011. The increase was partially due to a number of factors including higher employee benefits of $0.8 million, higher building maintenance and repair expense of $0.2 million, and higher allowance for bad account receivables of $0.2 million, than those occurred last fiscal year.

Interest expense. Our interest expense increased $5.3 million to $13.3 million in fiscal 2012 from $8.0 million in fiscal 2011. As a percentage of revenue, our interest expense increased to 2.5% in fiscal 2012, from 1.8% in fiscal 2011.  The increase in interest expense was mainly attributable to higher average principal amount of bank loans as well as higher discounted interest expenses on bank notes.

Provision for income taxes. We incurred income tax expense of $1.0 million in fiscal 2012 as compared to $3.4 million in fiscal 2011. The reduced income tax expense was primarily due to an income tax refund of approximately $2.1 million for purchasing certain equipment.

2

Net income. Net income, excluding a foreign currency translation adjustment, decreased $2.5 million, or approximately 17.1%, to $12.1 million in fiscal year 2012, from $14.6 million in fiscal year 2011, as a cumulative result of the above factors.

Financial Condition and Liquidity

As of June 30, 2012, we had approximately $9.5 million in cash and $111.6 million in restricted cash. Our short-term loans were approximately $139.0 million. We also had approximately $8.5 million long-term loans. As of June 30, 2012, the Company had an unused line of credit with banks of approximately $31.7 million.

For fiscal 2013, we estimate capital expenditures will be approximately $15 million consisting of approximately $7 million to be used for the completion of the construction of the 500,000 MT cold-rolled production line and $8 million for facility upgrades and technical innovation. Under normal operating conditions, we believe we can fund the planned capital expenditure through internally generated cash flows.

Conference Call Information

Sutor's management will host an earnings conference call today, September 14, 2012, at 9:00 a.m. U.S. Eastern time/9:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through October 14, 2012. Listeners may access it by dialing US: +1 866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 681088.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

3

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2012, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com

Financial Tables Below:

4

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2012	2011
	Audited	Audited
ASSETS
Current Assets:
Cash and cash equivalents	$9,530,531	$21,324,931
Restricted cash	111,582,149	72,326,482
Short-term investments	4,849,112	—
Trade accounts receivable, net of allowance for doubtful accounts of $1,306,099 and $856,554, respectively	7,023,880	3,969,090
Notes receivable	475,112	168,029
Other receivables and prepayments, net of allowance for doubtful accounts of $351,372 and $529,068, respectively	4,275,817	2,004,044
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $366,697 and $493,761, respectively	27,446,626	42,067,716
Advances to suppliers, related parties, net of allowance for doubtful accounts of nil and $127,903, respectively	121,884,833	116,772,842
Inventories, net	50,432,279	46,197,179
Deferred tax assets	709,688	363,497
Total Current Assets	338,210,027	305,193,810
Non-current Assets:
Advances for purchase of long term assets	15,001,088	81,191
Property, plant and equipment, net	77,231,273	79,103,131
Intangible assets, net	3,082,877	3,083,569
Total Non-current Assets	95,315,238	82,267,891
TOTAL ASSETS	$433,525,265	$387,461,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$111,166,838	$95,494,490
Long-term loans, current portion	27,762,975	—
Accounts payable	57,079,617	55,674,454
Other payables and accrued expenses	8,820,064	4,840,135
Other payables, related parties	—	594,105
Advances from customers	7,924,812	11,737,085
Warrant liabilities	47,404	399,572
Total Current Liabilities	212,801,710	168,739,841
Long-Term Loans	8,490,772	23,626,900
Total Liabilities	221,292,482	192,366,741
Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	—	—
Common stock - $0.001 par value; authorized: 500,000,000 shares as of June 30, 2012 and June 30, 2011; issued: 40,805,602 shares and 40,745,602 shares as of June 30, 2012 and June 30, 2011, respectively	40,805	40,745
Additional paid-in capital	41,344,306	41,216,546
Statutory reserves	18,100,361	15,662,039
Retained earnings	117,732,738	108,106,069
Accumulated other comprehensive income	35,622,241	30,069,561
Less: Treasury stock, at cost, 544,477and nil shares as of June 30, 2012 and June 30, 2011, respectively	(607,668)	—
Total Stockholders' Equity	212,232,783	195,094,960
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$433,525,265	$387,461,701

5

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Years Ended
	June 30
	2012	2011
	Audited	Audited
Revenue:
Revenue from unrelated parties	$375,947,830	$266,126,597
Revenue from related parties	155,675,893	165,569,921
	531,623,723	431,696,518

Cost of Revenue
Cost of revenue from unrelated parties	(347,052,327)	(240,847,808)
Cost of revenue from related parties	(142,848,128)	(150,397,400)
	(489,900,455)	(391,245,208)

Gross Profit	41,723,268	40,451,310

Operating Expenses:

Selling expenses	(7,236,095)	(7,503,738)
General and administrative expenses	(10,781,178)	(7,813,711)
Total Operating Expenses	(18,017,273)	(15,317,449)
Income from Operations	23,705,995	25,133,861

Other Incomes/(Expenses):
Interest income	2,831,798	901,511
Interest expense	(13,317,274)	(7,971,129)
Changes in fair value of warrant liabilities	352,168	607,331
Other income	408,703	163,977
Other expense	(918,090)	(793,540)
Total Other Incomes/(Expenses)	(10,642,695)	(7,091,850)

Income Before Taxes	13,063,300	18,042,011
Income tax expense	(998,309)	(3,429,507)
Net Income	$12,064,991	$14,612,504

Basic Earnings per Share	$0.30	$0.36
Diluted Earnings per Share	$0.30	$0.36

Basic Weighted Shares Outstanding	40,533,158	40,726,123
Diluted Weighted Shares Outstanding	40,533,158	40,726,123

Net Income	$12,064,991	$14,612,504
Foreign currency translation adjustment	5,552,680	10,537,629
Comprehensive Income	$17,617,671	$25,150,133

6

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	June 30
	2012	2011
Cash Flows from Operating Activities:	Audited	Audited
Net income	$12,064,991	$14,612,504
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	8,623,056	7,684,071
(Reversal)/provision for doubtful accounts	(30,366)	457,110
Write downs of inventories	25,015	—
Stock-based compensation	127,820	119,423
Foreign currency exchange gain	(402,700)	(48,495)
Loss/(gain) on disposal of property, plant and equipment	36,422	(4,481)
Interest income from short-term investments carried at amortized cost	(97,412)	—
Deferred income taxes	(335,604)	(16,086)
Changes in fair value of warrant liabilities	(352,168)	(607,331)
Changes in current assets and liabilities:
Restricted cash	(16,778,737)	(20,899,568)
Trade accounts receivable	(3,392,490)	6,987,250
Notes receivable	(301,319)	(88,423)
Other receivables and prepayments	(2,022,785)	(787,861)
Advances to suppliers, unrelated parties	15,660,580	(32,418,331)
Advances to suppliers, related parties	(2,051,343)	(13,399,681)
Inventories	(3,149,913)	(3,757,906)
Accounts payable	6,196,904	29,686,859
Other payables and accrued expenses	3,999,210	(438,981)
Other payables, related parties	(604,544)	217,267
Advances from customers	(4,045,719)	4,525,550
Net Cash Provided by/(Used In) Operating Activities	13,168,898	(8,177,110)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(25,868,522)	(12,908,403)
Proceeds from disposal of property, plant and equipment	63,526	6,067
Purchase of short-term investments	(4,722,996)	—
Net Cash Used In Investing Activities	(30,527,992)	(12,902,336)

Cash Flows from Financing Activities:
Proceeds from loans	155,351,324	149,159,704
Payments of loans	(128,992,840)	(120,718,568)
Changes in restricted cash	(20,545,678)	—
Payments on repurchase of common stock	(607,668)	—
Net Cash Provided By Financing Activities	5,205,138	28,441,136

Effect of Exchange Rate Changes on Cash	359,556	626,505

Net Change in Cash and Cash Equivalents	(11,794,400)	7,988,195
Cash and Cash Equivalents at Beginning of Year	21,324,931	13,336,736
Cash and Cash Equivalents at End of Year	$9,530,531	$21,324,931

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,437,344	$10,051,691
Supplemental Cash Flow Information:
Cash paid during the year for interest expense	$(12,809,907)	$(7,441,918)
Cash paid during the year for income tax	$(1,015,879)	$(2,118,597)

7